Exhibit 99.1

®

For Immediate Release

CONTACT:	Terry R. Gibson
408-399-6490
investorrelations@igo.com

IGO REPORTS ANNUAL AND FOURTH QUARTER 2013 FINANCIAL RESULTS

SCOTTSDALE, Ariz., March 21, 2014 – iGO, Inc. (Nasdaq: IGOI) (the “Company” or “iGO”), a leading provider of eco-friendly power management solutions and accessories for mobile electronic devices, today reported financial results for the fiscal year and fourth quarter ended December 31, 2013.

Net revenue for the year ended December 31, 2013 was $16.9 million, as compared to $29.9 million for the year ended December 31, 2012. Net revenue for the fourth quarter of 2013 was $3.2 million as compared to $6.4 million in the same period of the prior year. The decline in revenue is primarily attributable to lower sales of power products.

Net loss for the year ended December 31, 2013 was $12.6 million or $4.30 per share, as compared to a net loss of $12.0 million, or $4.22 per share for the year ended December 31, 2012. Net loss for the quarter ended December 31, 2013 was $2.9 million, or $0.99 per share, as compared to a net loss of $3.9 million, or $1.34 per share, in the same quarter of the prior year. Net loss in the fourth quarter of 2012 included $1.4 million in write-downs in the value of goodwill and other intangible assets.

The Company had $9.0 million in cash, cash equivalents, and short-term investments, and no debt as of December 31, 2013.

About iGO, Inc.

iGO has been a leader in the mobile accessories industry since 1995, offering premium power solutions for laptop computers and electronic mobile devices that enhance the possibility of living life fully charged. iGO's universal chargers, batteries, and audio accessories offer support and performance that elevates the mobile consumer experience.

iGO’s products are available at www.igo.com as well as through leading resellers and retailers.

iGO® is a registered trademark of iGO, Inc. All other trademarks or registered trademarks are the property of their respective owners.

iGO has adopted a Rights Agreement to deter acquisitions of 4.9% or more of the Company's common stock (subject to certain exceptions) by any group or person in order to protect the Company's ability to utilize its net loss carryforwards to reduce potential future federal income tax obligations.

On December 23, 2013, the Company, and Incipio Technologies, Inc. entered into an Inventory Purchase and License Agreement, pursuant to which Incipio will manage the manufacture, sales and distribution of the iGO® branded line of power supply products and accessories and other future products that maybe developed by the Company and Incipio.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” “should,” and other similar statements of our expectation identify forward-looking statements. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the Company’s new dependence on Incipio Technologies, Inc. (the “Licensee”) and its ability to expand and diversify the customer base and product offerings for our products; the sufficiency of our revenue to absorb expenses; our dependence on large purchases from significant customers, notably WalMart; our ability to expand and diversify our customer base; increased focus of consumer electronics retailers on their own private label brands; fluctuations in our operating results because of: market acceptance of our products; our Licensee’s ability to sell, service and support our products; the size and timing of customer orders; increases in product costs from our and our Licensee’s suppliers; the timing of our new product and technology introductions and product enhancements relative to our competitors or changes in our or our competitors' pricing policies; our Licensee’s ability to effectively manage inventory levels; delay or failure to fulfill orders for our products on a timely basis; our Licensee’s inability to accurately forecast our contract manufacturing needs; difficulties with new product production implementation or supply chain; product defects and other product quality problems; the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; our and our Licensee’s ability to expand our internal and external sales forces and build the required infrastructure to meet anticipated growth; and seasonality of sales.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Quarterly Report on Form 10-K for the year ended December 31, 2013 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

iGO, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(000's except per share data)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Net revenue	$3,210	$6,406	$16,928	$29,876

Gross profit (loss)	(1,146)	894	(512)	5,283

Selling, engineering and administrative expenses	1,785	3,010	11,631	14,497
Asset impairment	-	1,443	456	1,443
Loss from operations	(2,931)	(3,559)	(12,599)	(10,657)
Interest income (expense), net	-	2	5	12
Other income (expense), net	14	(320)	28	(1,379)
Net loss	$(2,917)	$(3,877)	$(12,566)	$(12,024)

Basic and diluted net loss per share *	$(0.99)	$(1.34)*	$(4.30)	$(4.22)*

Basic and diluted weighted average common shares outstanding	2,945	2,885 *	2,921	2,852 *

*  Common stock and per share information have been retroactively restated to reflect the 1-for-12 reverse stock split, effective January 28, 2013

iGO, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(000's)

(unaudited)

	December 31,	December 31,
	2013	2012

ASSETS

Cash and cash equivalents	$6,854	$8,229
Short-term investments	$2,142	$2,129
Accounts receivable, net	$1,065	$4,131
Inventories	$1,407	$8,376
Prepaid expenses and other current assets	$201	$336
Total current assets	11,669	23,201
Other assets, net	434	1,664
Total assets	$12,103	$24,865

LIABILITIES AND EQUITY

Liabilities, excluding deferred revenue	$2,701	$3,494
Deferred revenue	-	307
Total liabilities	2,701	3,801

Total stockholders' equity	9,402	21,064

Total liabilities and equity	$12,103	$24,865

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